Memorandum of Understanding
By and Between
Austin W. Miller and Churchill Downs Incorporated
Purpose
The purpose of this Memorandum of Understanding (“MOU”) is to memorialize the terms of Austin W. Miller’s (the “Executive’s”) voluntary retirement from employment with Churchill Downs Incorporated (the “Company”) effective March 1, 2022, and Executive’s subsequent commencement of the performance of services for the Company as an independent contractor, effective March 2, 2022.
Terms
The Executive desires to voluntarily retire from employment with the Company effective March 1, 2022, but to thereafter commence performing certain services for the Company as an independent contractor, and the Company desires to engage the Executive as an independent contractor effective March 2, 2022. In furtherance thereof, the Executive and the Company hereby acknowledge and agree to the following:
1.The Executive shall voluntarily retire from employment with the Company effective March 1, 2022. Upon such voluntary retirement by the Executive, the Executive shall cease to be an employee and officer of the Company. Executive’s voluntary retirement from employment with the Company does not constitute a “Good Reason” termination event under any plan, policy, program, arrangement or agreement adopted, maintained or sponsored by the Company, or that is by and between the Company and the Executive, including, but not limited to:
(a)the Churchill Downs Incorporated Restricted Stock Unit Agreement by and between the Company and the Executive, dated February 12, 2020 (the “2020 RSU Agreement”);
(b) the Churchill Downs Incorporated Restricted Stock Unit Agreement by and between the Company and the Executive, dated February 10, 2021 (the “2021 RSU Agreement”);
(c) the Churchill Downs Incorporated Performance Share Unit Agreement by and between the Company and the Executive, dated February 12, 2020 (the “2020 PSU Agreement”);
(d) the Churchill Downs Incorporated Performance Share Unit Agreement by and between the Company and the Executive, dated March 23, 2021 (the “2021 PSU Agreement”); and
(e) the Churchill Downs Incorporated Executive Change in Control, Severance and Indemnity Agreement by and between the Company and the Executive, dated October 1, 2019 (the “CIC Agreement”).
2.The Executive shall be entitled to receive a bonus for services performed as an employee in 2021 under the Executive Annual Incentive Plan (the “Bonus Plan”), which bonus shall be paid pursuant to the terms of the Bonus Plan.

3.Effective March 2, 2022, the Executive shall become an independent contractor of the Company. As an independent contractor of the Company, the Executive shall not be an employee of the Company, nor shall the Executive be an officer of the Company. The Executive shall bill the Company directly, on a monthly basis, for any services performed for the Company during such month. The Executive shall be paid at a rate of $265 per hour for any services so performed as an independent contractor. It is anticipated that Executive will average approximately twenty (20) hours of service per week as an independent contractor for the Company during the duration of the independent consulting arrangement with the Company.
4.Notwithstanding the Executive’s voluntary retirement from employment with the Company effective March 1, 2022, and Executive’s commencement of the performance of services for the Company as an independent contractor effective March 2, 2022, solely for purposes of the 2020 RSU Agreement and the 2021 RSU Agreement, the Executive’s employment with the Company shall be deemed to continue through the Restriction lapse dates set forth in (a) the 2020 RSU Agreement, more specifically, through December 31, 2022, with 1040 restricted stock units vesting on such date, and (b) the 2021 RSU Agreement, more specifically, through December 31, 2022, with 868 restricted stock units vesting on such date, and through December 31, 2023, with 868 restricted stock units vesting on such date. Settlement of the restricted stock units granted under the 2020 RSU Agreement and the 2021 RSU Agreement will be made in accordance with the 2020 RSU Agreement and the 2021 RSU Agreement, respectively, following each of the Restriction lapse dates set forth in the 2020 RSU Agreement and the 2021 RSU Agreement.
5.Upon Executive’s voluntary retirement from employment with the Company, the Executive shall forfeit any and all rights with respect to all performance share units previously granted under both the 2020 PSU Agreement, under which 3120 performance share units were granted, and the 2021 PSU Agreement, under which 2416 performance share units were granted.
6.Upon Executive’s voluntary retirement from employment the Company effective March 1, 2022, the CIC Agreement shall become null and void and without any further force and effect and, as a result, Executive shall forfeit any and all rights under the CIC Agreement.
7.The Executive’s account balance under the 2005 Churchill Downs Incorporated Deferred Compensation Plan (as amended as of December 1, 2008) (the “Deferred Compensation Plan”) shall be paid at such time and in such manner as required under the terms of the Deferred Compensation Plan and as is consistent with applicable law, provided, in any event, payment shall commence no later than the date that is six (6) months after the date the Executive permanently ceases to perform any services for the Company in any capacity.

Agreed to by:

CHURCHILL DOWNS INCORPORATED /s/ Chuck G. Kenyon Charles G. Kenyon SVP HR (Authorized Representative)	Date 2/10/2022
EXECUTIVE /s/ Austin W. Miller Austin W. Miller	Date 2/10/2022